Responses to Form N-SAR Sub-Item 77D (for 8/31/00)

GMO U.S. Equity and International Equity Funds

Removed the following limitations:

"The face value of derivatives used for investment purposes will be limited to 25% of the Fund's assets. When a currency forward is used in conjunction with an equity derivative for investment purposes, the currency forward will not be independently counted for this restriction."

"The aggregate absolute face value of all futures contracts and swap contracts (without regard to sign and assuming no offset of long and short positions, and counting both components of any contract for differences) will not exceed 100% of the Fund's assets."

GMO U.S. Equity, International Equity, and Tax-Managed Funds

Removed the following limitation:

"The Fund expects that normally less than 5% of its net assets will be exposed to cash and money market instruments. This limitation does not include cash and money market instruments in margin accounts or otherwise covering exposure achieved through derivative instruments ("equitized cash")."

GMO Foreign Fund

Removed the following limitation:

     "The Fund will not invest more than 2% of its assets in positions that constitute more than 10% of the outstanding securities of any issuer."

     "No more than 15% of the Fund's net assets will be invested in illiquid securities."
GMO International Core Fund

Removed the following limitation: "The fund will be invested in the securities of at least 125 issuers."
GMO Emerging Markets Funds (GMO Emerging Markets Fund, GMO Evolving Countries Fund and GMO Asia Fund)
Removed the following limitations:

     "No more than 25% of the Fund's total assets will be invested in shares of companies that are traded in unregulated over-the-counter markets or other types of unlisted securities markets." Removed the words "on a temporary basis" from the following limitation: "The Fund may also invest, on a temporary basis, in debt securities issued by companies or governments in developing countries or money market securities of high-grade issuers in industrialized countries denominated in various currencies."

     "The fund may invest in non-emerging/evolving/Asian markets that, based on information obtained by GMO derive at least one-half of their revenues from trade with or production in developing/Asian countries."

     "The Fund will not normally have greater than 10% of its net assets exposed to cash and money market instruments. This limitation does not include cash and money market instruments in margin accounts or otherwise covering exposure achieved through derivative instruments ("equitized cash")."

     "The face value of derivatives used for investment purposes will be limited to 25% of the Fund's assets. When a currency forward is used in conjunction with an equity derivative for investment purposes, the currency forward will not be independently counted for this restriction."

     "The aggregate absolute face value of all futures contracts and swap contracts (without regard to sign and assuming no offset of long and short positions, and counting both components of any contract for differences) will not exceed 100% of the Fund's assets."

GMO Evolving Countries Fund

Changed the following 10% borrowing limitation to 20%:

"The fund may not borrow money, except that the fund may temporarily borrow up to 20% of its net assets from banks for the payment of redemptions or settlement of securities transactions, but not as a leveraged investment."

GMO Evolving Countries Fund

Removed the following limitation:

"Written put or call options on currencies and currency futures will always be covered."

All GMO Global Fixed Income Funds

Revised the following limitation: "The aggregate net exposure created by derivatives will generally be less than 25% relative to the benchmark." The revised disclosure reads as follows:

The fundamental strategy of the Fund requires that the Fund take active over-weighted and under-weighted positions with respect to particular bond markets and currencies relative to the Fund's performance benchmark. Often these active positions will be achieved using long and short derivative positions and combinations of such positions to create synthetic securities. The Fund is not specifically limited with respect to the extent to which derivatives may be used, or with respect to the absolute face value of the derivative positions employed. Instead, effective market exposure is controlled by controlling the projected tracking error relative to the Fund's benchmark. However, this will mean that the Fund may be leveraged if measured in terms of aggregate exposure of the Fund's assets.

Investment in Lower-Rated Securities/Investment in Emerging Markets Securities

Removed the following limitation from all fixed income funds:

"The average rating of bonds invested in directly by the portfolio will not be less than A+/A1, with non-rated securities excluded from the calculation of the average."

Removed the following limitation from GMO U.S. Bond/Global Alpha A Fund, GMO International Bond Fund, GMO Currency Hedged International Bond Fund and GMO Global Bond Fund:

"The Fund will not invest greater than 10% of its total assets in sovereign debt of Emerging Countries. These include bonds, convertible bonds and Brady bonds, and loans of countries in Asia, Latin America, the Middle East, Southern Europe, Eastern Europe and Africa, of the type invested in by the GMO Emerging Country Debt Fund."

All GMO Fixed Income Funds

Each fixed income fund adopted a non-fundamental policy not to invest in other investment companies in reliance on Section 12(d)(1)(G) of the Investment Company Act.